Exhibit 10.10

EMPLOYMENT AGREEMENT, as of February 27, 2009, by and between HI-TECH PHARMACAL CO., INC., a Delaware corporation with offices at 369 Bayview Avenue, Amityville, New York 11701 (the “Corporation”), and DAVIS S. CASKEY, an individual residing at 408 Welwyn Road, Richmond, Virginia 23229 (“Employee”).

W I T N E S S E T H

WHEREAS, the Corporation desires to secure the services of Employee upon the terms and conditions hereinafter set forth;

WHEREAS, Employee desires to render services to the Corporation upon the terms and conditions hereinafter set forth;

WHEREAS, concurrently with the execution of this Agreement, the Corporation is purchasing certain assets from E. Claiborne Robins Company, Inc. d/b/a ECR Pharmaceuticals, a Virginia corporation, and Employee (the “Asset Sale”); and

WHEREAS, the execution of this Agreement and the Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A are conditions precedent to the Corporation’s obligation to complete the Asset Sale.

NOW, THEREFORE, the parties mutually agree as follows:

Section 1. Employment. The Corporation hereby employs Employee and Employee hereby accepts such employment, as an employee of the Corporation, subject to the terms and conditions set forth in this Agreement.

Section 2. Duties. Employee shall serve as Vice President, Pharmaceutical Operations of the subsidiary of the Corporation which markets and distributes the products acquired from ECR Pharmaceuticals (the “Subsidiary”). Employee’s responsibilities shall include without limitation, management of the daily operations of the Subsidiary and identification and introduction to the market of new product opportunities in a timely manner. Employee shall further properly perform such other duties as may be assigned to him from time to time by the Chief Executive Officer and/or Board of Directors of the Corporation. During the term of this Agreement, Employee shall devote substantially all of his available business time to the performance of his duties hereunder unless otherwise authorized by the Board of Directors.

Section 3. Term of Employment. The term of this contract shall commence as of February 27, 2009 (the “Effective Date”) and shall continue until February 28, 2011 unless earlier terminated pursuant to the provisions of Section 5 hereof (the “Term”).

Section 4. Compensation of Employee.

4.1. Compensation. As compensation for his services hereunder the Corporation shall pay Employee an annual salary (“Salary”) equal to $165,000. On the first anniversary of the Effective Date, Employee’s Salary shall be increased by five (5%) percent.

The Salary shall be payable weekly less such deductions as shall be required to be withheld by applicable law and regulations.

4.2. Stock Options.

(a) Employee shall receive, on the Effective Date, an option to purchase five thousand (5,000) shares of the Corporation’s Common Stock, subject to and in accordance with the terms and provisions of the Corporation’s Amended and Restated Stock Option Plan (the “Plan”). The Stock Option shall vest in 25% increments on the first through fourth anniversaries of the grant date and shall be governed by the terms of the Plan, a copy of which has been provided to Employee.

(b) On or after the first anniversary of the Effective Date, Employee may receive additional stock options at the sole discretion of the Corporation’s management, such discretion to be exercised via recommendation by the Corporation’s Chief Executive Officer to the Compensation Committee; provided however, that the Compensation Committee shall make the final determination, in its discretion, as to the number of options or other stock or equity based compensation, if any, to be granted to Employee.

4.3. Bonus. During the Term of this Agreement;

(a) For the period commencing on the first day of the month following the Effective Date (the “Start Date”) and ending on the day immediately prior to the first anniversary of the Start Date (“Year 1”), Employee shall receive a bonus equal to the sum of (i) 2.5% of the first $3,500,000 of the Subsidiary’s Pre-Tax Net Income (as hereinafter defined) for Year 1; and (ii) 4% of the Subsidiary’s Pre Tax Net Income in excess of $3,500,000 for Year 1.

(b) For the period commencing on the first anniversary of the Start Date and ending on the day immediately prior to the second anniversary of the Start Date (“Year 2”), Employee shall receive a bonus equal to the sum of (i) 2.5% of the first $3,500,000 of the Subsidiary’s Pre-Tax Net Income (as hereinafter defined) for Year 2; and (ii) 4% of the Subsidiary’s Pre Tax Net Income in excess of $3,500,000 for Year 2.

(c) “Pre-Tax Net Income” shall mean gross sales less the sum of (i) returns, chargebacks, refunds, rebates and discounts; (ii) cost of goods sold; and (iii) all costs directly attributable to the Subsidiary, including without limitation, Selling, General and Administrative expenses (SG&A) and Research and Development expenses (R&D), all as determined in accordance with generally accepted accounting principles of financial reporting in the United States, applied on a consistent basis.

(d) Within seventy-five (75) days after the end of each of Year 1 and Year 2, as the case may be, the Corporation shall deliver to the Employee the unaudited financial statements of the Subsidiary for such Year, together with a determination (“Bonus Determination”) of the amount of Bonus earned for such Year and showing the calculations thereof. Any Bonus payable as reflected in such Bonus Determination shall be paid to the

Employee concurrently with the delivery of such Bonus Determination. Absent manifest error or calculation errors, such Bonus Determination shall be final, conclusive, and binding upon the parties hereto.

4.4. Expenses. The Corporation shall pay or reimburse Employee for all pre-approved reasonable and necessary business, travel or other expenses incurred by him, upon proper documentation thereof, which may be incurred by him in connection with the rendition of the services contemplated hereunder.

4.5. Benefits. During the term of this Agreement, Employee shall be entitled to participate in such pension, profit sharing, group insurance, option plans, hospitalization, and group health benefit plans and all other benefits and plans as the Corporation provides to its executives, consistent with the terms of such plans, which benefits plans will cover Employee and his dependants. The Corporation shall pay for the full cost of Employee’s family coverage health insurance.

4.6. Discretionary Payments. Nothing herein shall preclude the Corporation from paying Employee such bonus or bonuses or other compensation, as the Board of Directors, in its discretion, may authorize from time to time.

Section 5. Termination.

5.1. Termination. This Agreement and Employee’s employment hereunder shall terminate immediately upon (i) Employee’s death or Total Disability; (ii) the termination of employment of Employee For Cause, as hereinafter defined; or (iii) a Corporation Termination. Upon a termination of this Agreement, the Corporation shall be released from all obligations to Employee with respect to this Agreement, except as otherwise specifically provided herein.

5.2. Definitions.

(a) As used herein, the term “For Cause” shall mean (i) Employee’s substantiated misappropriation of the Corporation’s assets or substantiated perpetration of fraud against, or substantiated dishonesty in dealings with the Corporation; (ii) Employee’s indictment, plea or conviction in a court of law of any crime or offense involving willful misappropriation of money or other property or any other crime involving moral turpitude which constitutes a felony, in each case whether or not involving the Corporation; (iii) Employee’s behavior which is materially detrimental to the Corporation’s reputation; (iv) Employee’s disobedience of a material directive from the Chief Executive Officer or Board of Directors of the Corporation consistent with Employee’s duties hereunder or Employee’s willful refusal to follow, or reckless disregard of, the policies and directives of the Corporation; (v) Employee’s habitual drunkenness or habitual use of illegal substances; (vi) Employee’s failure to cooperate with a governmental or regulatory investigation concerning the Corporation or Employee; (vii) Employee’s leaving of his employment hereunder; or (viii) Employee’s repeated failure to perform his duties or Employee’s breach of his responsibilities under this Agreement; provided that for subsection (viii) hereof, the Corporation shall have given

Employee notice of his failure to perform his duties or breach of his responsibilities, and for a period of five (5) days thereafter, such failure or breach shall not have been remedied to the reasonable satisfaction of the Corporation.

(b) As used herein, the term “Corporation Termination” shall mean the termination by the Corporation of this Agreement and Employee’s employment upon the giving to Employee of two weeks prior written notice by the Corporation; provided however, that a Corporation Termination shall not include a termination by the Corporation For Cause and/or as a result of Employee’s death or Total Disability. The Corporation shall be permitted to effect a Corporation Termination for any reason and at any time.

5.3. Stock Options.

(a) Upon the death or Total Disability of Employee, all stock options granted to Employee under the Plan (“Stock Options”) shall automatically become fully vested and immediately exercisable.

(b) In the event Employee is terminated pursuant to a Corporation Termination, then Employee’s previously granted and unexercised Stock Options shall continue to vest on their regular vesting dates until the date this Agreement would have terminated had there not been a termination without cause.

(c) In the event Employee is terminated For Cause, all unexercised and unvested Stock Options shall immediately terminate and be forfeited.

(d) In the event there is a conflict between the terms of this Agreement and the Plan, this Agreement shall govern.

Section 6. Disability.

6.1. Total Disability. In the event Employee is mentally or physically incapable or unable to perform his regular and customary duties of employment with the Corporation for a period of ninety (90) days in any one hundred eighty (180) day period, Employee shall be deemed to be suffering from a “Total Disability” and the Corporation shall be entitled to terminate this Agreement.

6.2. Payment During Disability. In the event Employee is unable to perform his duties hereunder by reason of a disability, which disability does not constitute a Total Disability, the Corporation shall continue to pay Employee his Salary during the continuance of such disability. To the extent any proceeds from a disability insurance policy owned by the Corporation are paid to Employee or his designee, the Corporation shall receive a credit against its obligations under this Section 6.2 in an amount equal to such proceeds.

Section 7. Vacations, Holidays, Sick Days, other benefits. Employee shall be entitled to a vacation of four (4) weeks for each of Year One and Year Two, during which period his Salary shall be paid in full. Employee shall take his vacation at such time or times as

Employee and the Corporation shall determine is mutually convenient. Employee shall also be entitled to the same number of holidays, sick days and other benefits as are generally allowed to other employees of the Corporation in accordance with the Corporation policy in effect from time to time.

Section 8. Disclosure of Confidential Information; Non-Solicitation.

8.1. Disclosure. Employee hereby acknowledges that the principal business of the Corporation is the marketing and distribution of generic and branded pharmaceutical products and such other businesses, including the Subsidiary Business (as defined below), as the Corporation may conduct from time to time (the “Business”). The principal business of the Subsidiary is the detailed sales of pharmaceutical products the “Subsidiary Business”). Employee acknowledges that he has acquired and will acquire confidential information concerning the (i) the products and business acquired by the Corporation from ECR Pharmaceuticals for which Employee was Vice President, Pharmaceutical Operations; and (ii) the Business, its products, product development, formulas, research and development, know-how, names and contact information of the Corporation’s customers, suppliers, contract manufacturers, and vendors, and the Corporation’s current and future business plans and that, among other things, his knowledge of the Business will be enhanced through his employment by the Corporation. Employee acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence.

8.2. Confidentiality. In consideration of the obligations undertaken by the Corporation herein, Employee will not, at any time during or after the term of Employee’s employment with the Corporation, directly or indirectly, use for Employee’s own benefit or any other party’s benefit, or reveal, divulge or make known to any person, any information which is treated as confidential by the Corporation and not otherwise in the public domain. Confidential information shall not include information which was previously known by Employee, information which was given to Employee by any third party under no obligation of confidentiality, or information which Employee is required to disclose as a result of a governmental investigation or by a court order. Employee agrees that all materials or copies thereof containing confidential information of the Corporation in Employee’s custody or possession will not, at any time, be removed from the Corporation’s premises without the prior written consent of the Chief Executive Officer of the Corporation and shall be delivered to the Corporation upon the earlier of (i) a request by the Corporation or (ii) the termination of Employee’s employment with the Corporation. After such delivery, Employee shall not retain any such materials or copies thereof.

8.3. Modification of Restrictions. If any of the restrictions contained in this Section 8 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then after such restrictions have been reduced so as to be enforceable, in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

Section 9. Work for Hire.

9.1. Employee agrees to make full and prompt disclosure to the Corporation of all inventions, improvements, discoveries, methods, developments, formulas, computer software (and programs and code) and works of authorship, whether or not patentable or copyrightable, which were or are created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by the Corporation, whether or not during normal working hours or on the premises of the Corporation (all of which are collectively referred to in this Agreement as “Developments”).

9.2. Employee agrees to assign and, by executing this Agreement, Employee does hereby assign, to the Corporation (or to any person or entity designated by the Corporation) all of Employee’s rights, titles and interests, if any, in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7.2 shall not apply to Developments (i) which do not relate to the present or planned business or research and development of the Corporation and (ii) which are made and conceived by Employee: (A) at a time other than during normal working hours, (B) not on the Corporation’s premises and (C) not using the Corporation’s tools, devices, equipment or proprietary information. Employee understands that to the extent that the terms of this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employment agreement to assign certain classes of inventions made by an employee, this Section 7 shall be interpreted not to apply to any invention which a court rules and/or the Corporation agrees falls within such class or classes. Employee also agrees to waive all claims to moral and/or equitable rights in any Developments.

9.3. Employee agrees to cooperate fully with the Corporation, both during and after Employee’s employment with the Corporation, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Employee agrees that he will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Corporation may deem necessary or desirable in order to protect its rights and interests in any Development. Employee further agrees that if the Corporation is unable, after reasonable effort, to secure Employee’s signature on any such papers, any executive officer of the Corporation shall be entitled to execute any such papers as Employee’s agent and attorney-in-fact, and Employee hereby irrevocably designates and appoints each executive officer of the Corporation as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf, and to take any and all actions as the Corporation may deem necessary or desirable, in order to protect its rights and interests in any Development, under the conditions described in this sentence.

Section 10. Conflicts of Interest; Insider Trading.

10.1. Conflicts of Interest. In order to avoid actual or apparent conflicts of interest, except with the Corporation’s consent, Employee shall not have any direct or indirect ownership or financial interest in any company, person or entity which is: (i) a service provider to, or vendor of, the Corporation; (ii) a customer of the Corporation; or (iii) a competitor of the Corporation. Employee shall not be deemed to have any direct or indirect ownership or financial interest for any such interest that does not exceed two percent (2%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

10.2. General Requirements. Employee shall observe such lawful policies of the Corporation as may from time to time apply.

10.3. Insider Trading. Considering that the Corporation is a publicly-traded corporation, Employee hereby agrees that Employee shall comply with the Corporation’s Insider Trading Policy and any and all federal and state securities laws, including but not limited to those that relate to non-disclosure of information, insider trading and individual reporting requirements and shall specifically abstain from discussing the non-public aspects of the Corporation’s business affairs with any individual or group of individuals (e.g., Internet chat rooms) who does not have a business need to know such information for the benefit of the Corporation. Employee hereby agrees to immediately notify the Corporation’s Compliance Officer in accordance with the Corporation’s Insider Trading Policy prior to Employee’s acquisition or disposition of the Corporation’s securities.

Section 11. Indemnification.

11.1. Indemnification. The Corporation hereby agrees to indemnify and hold harmless Employee to the fullest extent permitted by the Corporation’s Certificate of Incorporation, By-Laws, the Delaware General Corporation Law or any other applicable law, as any or all may be amended from time to time. Such reimbursements shall include but not be limited to Employee’s reasonable and necessary out of pocket expenses including attorneys fees, settlement payments and any other such costs and expenses.

11.2. Undertaking. To the extent that the Corporation advances payment for any fees or expenses to Employee pursuant to this Section 11, such advance shall be accompanied by a written undertaking by Employee to repay such amounts if it shall be ultimately determined by a court of competent jurisdiction in a final disposition, that Employee (i) is not entitled to be indemnified by the Corporation or (ii) that the amount advanced exceeded the indemnification to which he is entitled, in which case the amount of such excess shall be repaid to the Corporation.

11.3. Notice. As a condition precedent to his right to be indemnified hereunder, Employee shall give the Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement.

11.4. Cooperation. Employee shall fully cooperate with the Corporation in connection with any matter, which results in the assertion of a claim by Employee for indemnification hereunder. The Corporation shall be entitled at its own expense to participate in the defense of any proceeding, claim or action, or, if it shall elect, to assume such defense, in which event such defense shall be conducted by counsel chosen by the Corporation, subject to the consent of Employee, which consent shall not be unreasonably withheld or delayed. Employee may elect, at his own cost and expense, to have separate counsel represent him as well.

11.5. Exceptions. The Corporation shall not be liable under this Agreement to make any payment in connection with any claim:

(a) For which payment is actually made to Employee under valid and collectable insurance policies, premiums for which are paid by the Corporation or any of its affiliates, except in respect of any deductible and excess beyond the amount of payment under such insurance;

(b) For which Employee is indemnified by the Corporation otherwise than pursuant to this Agreement, provided such amount has previously been paid to Employee;

(c) Brought about or contributed to by the dishonesty of Employee;

(d) For which Employee fails to cooperate in a criminal or civil investigation involving the claim; and

(e) By Employee who acts as a plaintiff suing the Corporation, its affiliates or directors, officers or shareholders of the Corporation or its affiliates except with regard to Employee’s successful enforcement of Section 11 hereof.

11.6. Survival. The obligations of the Corporation hereunder will survive (i) any actual or purported termination of this Agreement by the Corporation or its successors or assigns, whether by operation of law or otherwise, (ii) any change in the Corporation’s Certificates of Incorporation or By-laws, and (iii) termination of Employee’s services to the Corporation (whether such services were terminated by the Corporation or Employee), if such claim arises as a result of an occurrence prior to the termination of this Agreement, whether or not a claim is made or an action or proceeding is threatened or commenced before or after the actual or purported termination of this Agreement, change in the Corporation’s Certificate of Incorporation or By-laws, or termination of Employee’s services.

Section 12. Miscellaneous.

12.1. Survival. The provisions of Sections 8.1, 8.2, 9, 10 and 12 shall indefinitely survive Employee’s employment with the Corporation.

12.2. Injunctive Relief. Employee agrees that any breach or threatened breach by him of Sections 8, 9 or 10 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without proving actual damage or posting a bond or other security. The parties understand and intend that each restriction agreed to by Employee herein shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

12.3. Impact of Restatement of Financial Statements Upon Previous Awards. If any of the Corporation’s financial statements are required to be restated, resulting from errors, omissions, or fraud, the Corporation may (in its sole discretion, but acting in good faith) recover all or a portion of any performance bonus paid to Employee with respect to any fiscal year of the Corporation the financial results of which are negatively affected by such restatement. The amount to be recovered from Employee shall be the amount by which the affected bonus exceeded the amount that would have been payable to Employee had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Corporation shall determine. The Compensation Committee of the Corporation shall determine whether the Corporation shall effect any such recovery (i) by seeking repayment from Employee; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable agreement, plan, program or arrangement) the amount that would otherwise be payable to Employee; (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Corporation’s otherwise applicable compensation practices; or (iv) by any combination of the foregoing. This Section shall survive the termination of this Agreement.

12.4. Entire Agreement. This Agreement constitutes and embodies the entire and complete understanding and agreement of the parties with respect to Employee’s employment by the Corporation, supersedes all prior understandings and agreements, if any, whether oral or written, between Employee and the Corporation and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

12.5. Assignment; Binding Effect. Employee may not assign or delegate any of his or duties under this Agreement. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors and permitted assigns.

12.6. Captions. The captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by fax or certified, mail, postage prepaid, to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof.

12.8. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof. Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement may be brought in the United States Federal Courts in the State of New York or the state courts, in the State of New York. The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding, and agree that venue for any action or proceeding brought in the State of New York shall lie in the United States Federal Courts in the Eastern District or any state court located in Nassau County, New York, as the case may be. By its execution hereof, the parties hereby irrevocably waive any objection and any right of immunity on the ground of venue, the convenience of the forum or the jurisdiction of such courts or from the execution of judgments resulting therefrom. The parties hereby irrevocably accept and submit to the jurisdiction of the aforesaid courts in any such suit, action or proceeding.

12.9. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.10. WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12.11. Counterparts. This Agreement may be executed and delivered in counterparts, with each party executing a separate counterpart, including by facsimile transmission or portable document format (“.pdf”), that shall be deemed originals with the originals to be provided within a reasonable time, all of which shall together constitute one and the same instrument.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth above.

HI-TECH PHARMACAL CO., INC.

/s/ David Seltzer
By:	David Seltzer, President and Chief Executive Officer
Dated: February 27, 2009

/s/ Davis S. Caskey
DAVIS S. CASKEY
Dated: February 27, 2009

Exhibit A

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is made and entered into as of February 27 2009 by and between Hi-Tech Pharmacal Co., a Delaware corporation (the “Company”), and Davis S, Caskey (“Caskey”). The Company and Caskey are each herein referred to individually as a “Party” and collectively, as the “Parties.” Any capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Asset Purchase Agreement dated as of February 27, 2009 (the “Purchase Agreement”), by and among the Company, E. Claiborne Robins Company, Inc. d/b/a ECR Pharmaceuticals, a Virginia corporation (“Seller”) and Caskey.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company is purchasing the Products, together with certain other tangible and intangible assets related to, or necessary for the continued development and marketing of the Products, from Seller and Caskey (the “Asset Sale”) and is entering into an Employment Agreement with Caskey (the “Employment Agreement”).

WHEREAS, the execution of this Agreement by Caskey is in consideration of the Company completing the Asset Sale and entering into the Employment Agreement.

WHEREAS, the execution of such Employment Agreement and this Agreement are conditions precedent to Company’s obligation to complete the Asset Sale.

WHEREAS, the Parties agree that the covenants in this Agreement are necessary and reasonable to protect the Company (a) in the conduct of its business, including the business the Company is purchasing from Seller and Caskey pursuant to the Purchase Agreement, (b) to protect the Company’s trade secrets and other proprietary information the Company is purchasing from Seller and Caskey pursuant to the Purchase Agreement, and (c) to protect the Company in the utilization of Seller’s and Caskey’s other assets, tangible and intangible, including goodwill that the Company is purchasing pursuant to the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and the mutual covenants and agreements set forth below, the Parties, intending to be legally bound, agree as follows:

1. Effective Date. This Agreement shall become effective on the Closing Date.

2. Noncompetition; Non-Solicitation.

2.1 Noncompetition. During the period commencing on the Closing Date and continuing until the third (3rd) anniversary of the Closing Date (the “Restricted Period”), Caskey shall not, without the prior written consent of the Company, (i) work for, or provide services or assistance to, or be connected with, as an officer, employee, consultant or otherwise, any business that competes with the Company or its Affiliate anywhere in North America in the marketing, development and sale of pharmaceutical products in the same therapeutic categories as the Products (the “Restricted Product Categories”), but only if, and only to the extent that, the services provided by Caskey to such business (A) are substantially the same as the services provided by Caskey to the Seller, and (B) are with respect to, or in connection with, products in the Restricted Product Categories, or (ii) directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial assistance to any business that competes with the Company or its Affiliate anywhere in North America in the marketing, development and sale of pharmaceutical products in the Restricted Product Categories; provided, however, that, for the purposes of this Agreement, ownership of securities having no more than five percent (5%) of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Agreement provided that Caskey has no other connection or relationship with such competitor that violates this Agreement.

2.2 Non-Solicitation.

(a) During the Restricted Period, Caskey shall not directly or indirectly: (i) solicit for employment any employee of the Company or an Affiliate thereof, (ii) induce or attempt to induce any employee of the Company or an Affiliate thereof to refuse the employment offer of or leave the employment of the Company or any Affiliate thereof or (iii) hire any employee of the Company or an Affiliate thereof prior to the last date such employee was employed by the Company (or any Affiliate of the Company) without the Company’s prior written consent.

(b) During the Restricted Period, Caskey shall not directly or indirectly, whether as an associate, agent, employee, broker, consultant, independent contractor, owner, partner or otherwise, solicit for himself or others, or advise or recommend to any other Person that such Person solicit, divert, accept or conduct transactions from or on behalf of any customer or supplier of the Company or its Affiliate, for the purpose of obtaining the business of that customer or supplier, in competition with the Business.

3. Necessary and Reasonable. Caskey expressly acknowledges and agrees that the period and scope of the covenants in this Agreement, including his covenants in Section 2 above, are reasonable under the circumstances, including in view of the consideration Caskey has received or will receive under Purchase Agreement. Caskey also acknowledges and agrees that the provisions of Section 2 above will not interfere with his ability to earn a living or to otherwise meet his financial obligations. Caskey further acknowledges that he will receive material consideration to which he would otherwise not be entitled in the absence of agreeing to be bound by this Agreement, including Section 2 above, and that in completing the Asset Sale, the Company is relying upon Caskey satisfying his obligations under this Agreement.

4. Waiver. The rights and remedies of the Parties set forth in this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Laws, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice of demand as provided in this Agreement or the documents referred to in this Agreement.

5. Governing Law. This Agreement shall take effect and shall be construed as a contract under the laws (excluding conflict of law rules and principles) of the Commonwealth of Virginia.

6. Assignability. Neither this Agreement nor any of the rights or obligations of the Parties hereunder shall be assigned or delegated without the consent of the other Party; provided, however, that the Company may assign its rights and obligations under this Agreement, without the prior written Consent of the Caskey, to an Affiliate of the Company provided that such Affiliate agrees in writing to be bound by this Agreement.

7. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

8. Binding. This Agreement shall be binding upon Caskey and his heirs, personal representatives and executors and shall inure to the benefit of the Company and its successors and assigns.

9. Specific Performance. Notwithstanding anything herein to the contrary, Caskey acknowledges that damages may not adequately compensate the Company if this Agreement is breached. Accordingly, the Company and Caskey hereby agree that the Company shall have, in addition to all other remedies that may be available hereunder or under applicable laws, the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by Caskey hereunder, including the right to specifically enforce the terms and conditions of this Agreement by obtaining injunctive relief in respect of any such breach or threatened breach.

10. WAIVER OF TRIAL BY JURY. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.

11. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

12. Expenses. In the event of any action to enforce any provision of this Agreement, the party substantially prevailing in such action shall be entitled to recover his or its expenses (including reasonable attorneys’ fees) from the other party.

[signatures appear on following page]

IN WITNESS WHEREOF, the Parties have affixed their respective signatures to this Non-Competition and Non-Solicitation Agreement, all as of the day and year first above written.

COMPANY:

HI-TECH PHARMACAL CO., INC.

By:
Name:
Title:

CASKEY:

Davis S. Caskey